Exhibit 99.1

Titan Machinery Inc. Announces Fiscal First Quarter Ended April 30, 2011 Results

-Company Increases Revenue, Net Income and Diluted EPS Guidance Range for Fiscal 2012-

-First Quarter Revenue Increased 55% to $318 Million and Earnings Per Diluted Share Grew to $0.40-

-Company Continues to Execute on Acquisition Growth Strategy with Five Acquisitions—

West Fargo, ND — June 9, 2011 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the first quarter ended April 30, 2011.

Fiscal 2012 First Quarter

For the first quarter of fiscal 2012, revenue increased 54.9% to $318.2 million from revenue of $205.5 million in the first quarter last year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $249.2 million for the first quarter of fiscal 2012, compared to $150.4 million in the first quarter last year.  Parts sales were $41.9 million for the first quarter of fiscal 2012, compared to $35.1 million in the first quarter last year.  Revenue generated from service was $21.0 million for the first quarter of fiscal 2012, compared to $16.6 million in the first quarter last year.

Gross profit for the first quarter of fiscal 2012 was $52.8 million, compared to $34.4 million in the first quarter of last year. The Company’s gross profit margin was 16.6% in the fiscal first quarter of 2012, compared to 16.8% in the first quarter last year, reflecting the increased percentage of revenue generated from equipment sales compared to the higher margin parts and service businesses.  Gross profit from parts and service revenue for the first quarter of fiscal 2012 increased to $25.2 million from $20.5 million in the first quarter of last year.

Operating expenses decreased to 12.4% of revenue for the first quarter of fiscal 2012 compared to 14.5% for the first quarter of fiscal 2011 due to improved fixed operating cost leverage.

Pre-tax income for the first quarter of fiscal 2012 was $12.2 million, compared to $2.6 million in the first quarter last year.  Pre-tax margin was 3.8% for the first quarter of fiscal 2012, compared to 1.3% in the first quarter last year.  Pre-tax Agriculture segment income was $13.0 million for the first quarter of fiscal 2012, compared to $4.8 million in the first quarter last year.  Pre-tax Construction segment income improved to $0.7 million for the first quarter of fiscal 2012, compared to a loss of $1.9 million in the first quarter last year.

Net income for the first quarter of fiscal 2012 was $7.3 million, compared to net income of $1.6 million in the first quarter last year.  Earnings per diluted share for the first quarter of fiscal 2012 were $0.40 compared to $0.09 per diluted share in the first quarter last year.

Balance Sheet

The Company ended the first quarter of fiscal 2012 with cash and cash equivalents of $81.6 million. Working capital as of April 30, 2011 was $156.7 million.  The Company had available $213.8 million of its $550 million total discretionary floorplan lines of credit as of April 30, 2011.  Additionally, at the end of fiscal first quarter of 2012, the Company had available $23.6 million under its $50 million working capital line of credit.

On May 11, 2011, subsequent to the close of fiscal first quarter of 2012, the Company announced the completion of its follow-on offering of common stock at a price of $28.75 per share. The underwriters exercised, in full, their option to purchase up to an additional 360,000 shares to cover over-allotments, resulting in a total sale of 2.76 million shares of common stock. The Company intends to use the net proceeds of $75.0 million from the offering for strategic acquisitions and business development initiatives, working capital and general corporate purposes.

Acquisitions & Store Expansion / Consolidation

In the first quarter of fiscal 2012, the Company completed three acquisitions, consisting of two agriculture dealerships and four rental equipment locations.  In addition, the Company relocated and expanded one Iowa construction equipment store to also sell agriculture equipment.  Subsequent to the end of the fiscal first quarter, the Company completed two acquisitions consisting of six locations and announced the planned consolidation and closing of its Belgrade, Montana location.

Tri-State Implement, Inc. consists of one New Holland Agriculture brand equipment dealership located in Sioux Falls, South Dakota. The dealership is strategically located in a regional trade center and we believe is well-positioned to benefit from the robust agriculture activity in the area. The acquisition closed on February 28, 2011.

Schoffman’s, Inc. consists of one Case IH Agriculture dealership located in Redwood Falls, Minnesota. The dealership is strategically located in the fertile Minnesota River Valley and is contiguous to Titan Machinery’s Marshall, Minnesota dealership.  The acquisition closed on March 31, 2011.

ABC Rental & Equipment Sales, an independent rental yard company, consists of four rental equipment locations in Missoula, Bozeman, and Big Sky, Montana, and Williston, North Dakota.  The locations in Missoula, Williston and Bozeman will be consolidated with Titan Machinery’s existing Case CE dealerships in their respective markets, leveraging the synergies of both companies.  The acquisition closed on April 1, 2011.

Carlson Tractor and Equipment, Inc. consists of two New Holland Construction locations in Rosemount and Rogers, Minnesota.  The dealerships are strategically located in the Minneapolis metro area.  This business provides heavy, medium, and light construction equipment.  The acquisition closed May 13, 2011.

St. Joseph Equipment Inc. consists of four construction equipment locations in Shakopee, Hermantown and Elk River, Minnesota, and La Crosse, Wisconsin.  Titan Machinery has the exclusive Case Construction contract for the entire state of Minnesota and 11 counties in western Wisconsin.  The acquisition closed May 31, 2011.

Center Point, Iowa: The Company relocated its construction store in Cedar Rapids, Iowa to Center Point, Iowa. Given the success of the Company’s existing agriculture equipment dealerships in Iowa and the productive agriculture land in the surrounding areas, the Company decided to leverage its brand and operations to include Case IH Agriculture equipment in addition to its full line of Case Construction equipment offerings.

Belgrade, Montana: The Company plans to consolidate its Belgrade, Montana operations into its newly acquired ABC Rental Bozeman location in the second quarter of this year, resulting in the closing of the Belgrade location.  The Company expects the closing costs of the Belgrade location to be approximately $0.01 per diluted share and will be realized in the second quarter of fiscal 2012.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “We are pleased with our strong agriculture and construction business results for the first quarter of fiscal 2012.  These results were driven by organic and acquired growth in both businesses.  Agriculture same store sales increased 37.6% and our Construction same store sales increased 33.1%.  In addition, our Construction business generated pre-tax income of $0.7 million for the first quarter compared to a loss of $1.9 million for the same period last year.”

Mr. Meyer continued, “To reflect our first quarter results and our improved outlook for the year, we are raising our revenue, net income and diluted earnings per share guidance range.  We continue to experience strong demand for our equipment offerings, parts and service in both our Agriculture and Construction segments.  In recent months, we have closed several strategic agriculture and construction acquisitions and we now have dealerships in eight states throughout the upper Midwest and Northwest.  We see additional growth opportunities through acquisitions, and with our recently completed follow-on equity offering of $75 million, we have the financial ability to capitalize on these opportunities and execute on our long-term business strategy of strong organic and acquired growth.”

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the customer’s business. Based on first quarter results and its outlook for the remainder of fiscal 2012, the Company is raising its revenue, net income and diluted earnings per share guidance range for the full year ending January 31, 2012. The Company now expects to achieve revenue for the full year ending January 31, 2012 in a range of $1.310 billion to $1.385 billion compared to the previous range of $1.275 billion to $1.350 billion.  Net income is now expected to be in the range of $31.2 million to $33.3 million compared to the previous range of $27.5 million to $29.4 million.  The Company’s previous earnings per diluted share range of $1.50 to $1.60 were based on estimated weighted average diluted shares of 18.35 million.  The new earnings per share range of $1.53 to $1.63 is based on estimated weighted average diluted shares of 20.4 million.  The additional shares in the estimated weighted average of diluted shares are primarily due to the recently completed follow-on equity offering of 2.76 million shares which occurred in May, 2011.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com.

Investors interested in participating in the live call can dial (800) 967-7134 from the U.S.  International callers can dial (719) 457-2621.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 23, 2011, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 7201692.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States. The Titan Machinery network consists of 87 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming and Wisconsin, including two outlet stores, representing one or more of the CNH Brands (NYSE: CNH, a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI)), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the favorable operating conditions in the agriculture market, improved operating results for the Construction segment, the integration of and benefits from recent acquisitions, store consolidation, additional growth opportunities and the Company’s ability to capitalize on such opportunities, and the expected results of operations for the fiscal year ending January 31, 2012, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	April 30,	January 31,
	2011	2011
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$81,607	$76,112
Receivables, net	51,474	44,945
Inventories	463,506	429,844
Prepaid expenses	939	1,003
Deferred income taxes	3,238	3,247

Total current assets	600,764	555,151

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	2,606	2,405
Goodwill	19,285	18,391
Intangible assets, net of accumulated amortization	6,676	4,734
Other	2,691	2,793
	31,258	28,323

PROPERTY AND EQUIPMENT, net of accumulated depreciation	79,434	65,372

	$711,456	$648,846

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$26,731	$15,957
Floorplan notes payable	354,396	320,801
Current maturities of long-term debt and short-term advances	8,088	4,207
Customer deposits	37,072	28,180
Accrued expenses	15,460	16,816
Income tax payable	2,292	2,093

Total current liabilities	444,039	388,054

LONG-TERM LIABILITIES
Long-term debt, less current maturities	33,092	33,409
Deferred income taxes	9,663	9,012
Other long-term liabilities	2,530	3,814
	45,285	46,235

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 17,922 at April 30, 2011 and 17,917 at January 31, 2011	—	—
Additional paid-in-capital	140,773	140,466
Retained earnings	81,359	74,091
	222,132	214,557

	$711,456	$648,846

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	April 30,
	2011	2010
	(Unaudited)	(Unaudited)
REVENUE
Equipment	$249,229	$150,360
Parts	41,910	35,063
Service	20,964	16,551
Other, including trucking and rental	6,062	3,483
TOTAL REVENUE	318,165	205,457

COST OF REVENUE
Equipment	223,301	136,801
Parts	29,720	25,186
Service	7,908	5,971
Other, including trucking and rental	4,433	3,056
TOTAL COST OF REVENUE	265,362	171,014

GROSS PROFIT	52,803	34,443

OPERATING EXPENSES	39,436	29,796

INCOME FROM OPERATIONS	13,367	4,647

OTHER INCOME (EXPENSE)
Interest and other income	285	173
Floorplan interest expense	(1,162)	(1,801)
Interest expense other	(275)	(377)

INCOME BEFORE INCOME TAXES	12,215	2,642

PROVISION FOR INCOME TAXES	(4,947)	(1,083)

NET INCOME	$7,268	$1,559

EARNINGS PER SHARE - BASIC	$0.41	$0.09
EARNINGS PER SHARE - DILUTED	$0.40	$0.09

TITAN MACHINERY INC.

Segment Results

(in thousands)

	Three Months Ended April 30,
	2011	2010	% Change
	(Unaudited)	(Unaudited)
Revenues
Agriculture	$286,978	$181,382	58.2%
Construction	44,139	32,104	37.5%
Segment revenue	331,117	213,486	55.1%
Eliminations	(12,952)	(8,029)	(61.3)%
Total	$318,165	$205,457	54.9%

Income (Loss) Before Income Taxes
Agriculture	$12,959	$4,792	170.4%
Construction	652	(1,915)	134.0%
Segment income (loss) before income taxes	13,611	2,877	373.1%
Shared Resources	(1,127)	9
Eliminations	(269)	(244)	(10.2)%
Total	$12,215	$2,642	362.3%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.